EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 7, 2003, except as to the restatement described in Note 1 as to which the date is July 16, 2003, relating to the consolidated financial statements and financial statement schedule which appears in Align Technology Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 16, 2003